Exhibit 3.2
CERTIFICATE OF CORRECTION
TO THE
RESTATED CERTIFICATE OF INCORPORATION OF
WESTMORELAND COAL COMPANY
     Westmoreland Coal Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
     DOES HEREBY CERTIFY:
     1. The name of the corporation is Westmoreland Coal Company.
     2. A Restated Certificate of Incorporation (the “Certificate”) was filed with the Secretary of State of the State of Delaware on February 21, 1995. The Certificate merely restated and integrated, but did not further amend, the certificate of incorporation, as theretofore amended or supplemented. Said Certificate requires correction as permitted by subsection (f) of Section 103 of The General Corporation Law of the State of Delaware since the Certificate did not accurately restate and integrate the certificate of incorporation, as theretofore amended or supplemented.
     3. The inaccuracies or defects of said Certificate to be corrected are as follows:
          A. Article FIRST.
               The fourth word of Article FIRST was inadvertently changed from “the” to “this”.
          B. Designation of Series A Convertible Exchangeable Preferred Stock.
               (1) In the penultimate sentence of Section 4(b) of the Designation of Series A Convertible Exchangeable Preferred Stock, set forth in Article FOURTH, the clause “pursuant to such special voting rights shall forthwith terminate and the number of directors constituting the entire Board of Directors shall be reduced” was inadvertently replaced with the clause “pursuant to such special voting rights shall forthwith terminate and the number of voting rights shall forthwith terminate and the number of directors constituting the entire Board of Directors shall be reduced”.
               (2) In clause (iii) of Section 5(b) of the Designation of Series A Convertible Exchangeable Preferred Stock, set forth in Article FOURTH, the word “of” was inadvertently inserted between the words “sale” and “other disposition” in lieu of the word “or”.
               (3) In clause (ii) of the last sentence of Section 6(f)(iii) of the Designation of Series A Convertible Exchangeable Preferred Stock, set forth in Article FOURTH, the words “a number of shares” were inadvertently inserted in lieu of the words “the number”.
               (4) In clause (iii) of the first sentence of Section 6(1) of the Designation of Series A Convertible Exchangeable Preferred Stock, set forth in Article FOURTH, a comma was inadvertently omitted between the words “conveyance” and “provide”.

               (5) In clause (iii) of Section 7(a) of the Designation of Series A Convertible Exchangeable Preferred Stock set forth in Article FOURTH, the word “the” was inadvertently omitted between the words “under” and “Indenture”.
          C. Designations of Series B Junior Participating Preferred Stock.
               In the second sentence of Section 6 of the Designations of Series B Junior Participating Preferred Stock, set forth in Article FOURTH, the phrase “payable in shares of shares of Common Stock” was inadvertently replaced with the phrase “payable in shares of Common Stock”.
          D. Article SEVENTH.
               The last sentence was inadvertently omitted from Article SEVENTH.
          E. Article EIGHTH.
               A comma was inadvertently omitted between the words “Delaware” and “or” in clause (iii) of Article EIGHTH.
     4. The following provisions of the Restated Certificate of Incorporation are corrected to read as follows:
          A. Article FIRST.
               Article FIRST is corrected to read as follows:
                    The name of the corporation is Westmoreland Coal Company.
          B. Designation of Series A Convertible Exchangeable Preferred Stock.
               (1) Section 4(b) of the Designation of Series A Convertible Exchangeable Preferred Stock, set forth in Article FOURTH, is corrected to read as follows:
     (b) In the event that the Corporation shall have failed to declare and pay or set apart for payment in full the dividends accumulated on the outstanding shares of the Series A Preferred Stock for any six quarterly dividend payment periods, whether or not consecutive (a “Preferential Dividend Non-Payment”), the number of directors of the Corporation shall be increased by two and the holders of outstanding shares of the Series A Preferred Stock, voting together as a class with all other classes or series of preferred stock of the Corporation ranking on a parity with the Series A Preferred Stock with respect to dividends and distribution of assets upon liquidation and then entitled to vote on the election of such additional directors, shall be entitled to elect such additional directors until the full dividends accumulated on all outstanding shares of the Series A Preferred Stock have been declared and paid or set apart for payment. Upon the occurrence of a Preferential Dividend Non-Payment, the Board of Directors shall within a reasonable period call a special meeting of the holders of shares of the Series A Preferred Stock and all holders of other classes or series of preferred stock of the Corporation ranking on a parity with the Series A Preferred Stock with respect to the payment of dividends and distribution of assets upon liquidation who are then entitled to vote on the election of such additional directors for the purpose of electing the additional directors provided by the foregoing provisions. If and when all accumulated dividends on the shares of the Series A Preferred Stock have been declared and paid or set aside for payment in full, the holders of shares of the Series A Preferred Stock shall be divested of the special voting rights provided by this Section 4(b), subject to revesting in the event of each and every subsequent Preferential Dividend Non-Payment. Upon termination of such special voting rights attributable to all holders of shares of the Series A Preferred Stock and shares of any other class or series of preferred stock of the Corporation ranking on a parity with the Series A Preferred Stock with respect to payment of dividends and distribution of assets upon liquidation, the term of office of each director elected by the holders of shares of the Series A Preferred Stock and such parity Preferred Stock (a “Preferred Stock Director”) pursuant to such special voting rights shall forthwith terminate and the number of directors constituting the entire Board of Directors shall be reduced by the number of Preferred Stock Directors. Any Preferred Stock Director may be removed by, and shall not be removed otherwise than by, the vote of the holders of record of a majority of the outstanding shares of the Series A Preferred Stock and all other series of Preferred Stock ranking on a parity with the Series A Preferred Stock with respect to the payment of dividends who were entitled to vote in such Preferred Stock Director’s election, voting as a separate class, at a meeting called for such purpose.
               (2) Section 5(b) of the Designation of Series A Convertible Exchangeable Preferred Stock, set forth in Article FOURTH, is corrected to read as follows:
     (b) For purposes of this Section 5, a distribution of assets in any dissolution, winding up or liquidation shall not include (i) any consolidation or merger of the Corporation with or into any other corporation, (ii) any dissolution, liquidation, winding up or reorganization of the Corporation immediately followed by reincorporation of another corporation or (iii) a sale or other disposition of all or substantially all of the Corporation’s assets to another corporation; provided, however, that, in each case, effective provision is made in the certificate of incorporation of the resulting and surviving corporation or otherwise for the protection of the rights of the holders of shares of the Series A Preferred Stock.
               (3) Section 6(f)(iii) of the Designation of Series A Convertible Exchangeable Preferred Stock, set forth in Article FOURTH, is corrected to read as follows:
     (iii) In case the Corporation shall distribute to all holders of the Common Stock shares of any class of capital stock other than the Common Stock, evidences of indebtedness or other assets (other than cash dividends out of current or retained earnings). or shall distribute to substantially all holders of the Common Stock rights or warrants to subscribe for securities (other than those referred to in Section 6(f)(ii), then in each such case the number of shares of the Common Stock into which each share of the Series A Preferred Stock shall be convertible shall be adjusted so that the same shall equal the number determined by multiplying the number of shares of the Common Stock into which such share of the Series A Preferred Stock was convertible immediately prior to the date of such distribution by a fraction of which the numerator shall be the current market price (determined as provided in Section 6(f)(iv) of the Common Stock on the record date mentioned below. and of which the denominator shall be such current market price of the Common Stock, less the then fair market value (as determined by the Board of Directors whose determination shall be conclusive evidence of such fair market value) of the portion of the assets so distributed or of such subscription rights or warrants applicable to one share of the Common Stock. Such adjustment shall become effective immediately after the record date for the determination of the holders of the Common Stock entitled to receive such distribution. Notwithstanding the foregoing in the event that the Corporation shall distribute rights or warrants (other than those referred to in Section 6(f)(ii) (“Rights”) pro rata to holders of the Common Stock the Corporation may. in lieu of making any adjustment pursuant to this Section 6(f)(iii), make proper provision so that each holder of a share of Series A Preferred Stock who converts such share after the record date for such distribution and prior to the expiration or redemption of the Rights shall be entitled to receive upon such conversion, in addition to the shares of the Common Stock issuable upon such conversion (the “Conversion Shares”), a number of Rights to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of Rights of separate certificates evidencing such Rights (the “Distribution Date”), the same number of Rights to which a holder of a number of shares of the Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions of and applicable to the Rights; and (ii) if such conversion occurs after the Distribution Date, the same number of Rights to which a holder of the number of the Common Stock into which a share of the Series A Preferred Stock so converted was convertible immediately prior to the Distribution Date would have been entitled on the Distribution Date in accordance with the terms and provisions of and applicable to the Rights.
               (4) Section 6(1) of the Designation of Series A Convertible Exchangeable Preferred Stock, set forth in Article FOURTH, is corrected to read as follows:
     (1) If any of the following shall occur, namely: (i) any reclassification or change of outstanding shares of the Common Stock issuable upon conversion of shares of the Series A Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger to which the Corporation is a party other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of the Common Stock or (iii) any sale or conveyance of all or substantially all of the property or business of the Corporation as an entirety, then the Corporation, or such successor or purchasing corporation, as the case may be, shall, as a condition precedent to such reclassification, change, consolidation, merger, sale or conveyance, provide in its certificate of incorporation or other charter document that each share of the Series A Preferred Stock shall be convertible into the kind and amount of shares of capital stock and other securities and property (including cash) receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of the Common Stock deliverable upon conversion of such share of the Series A Preferred Stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Such certificate of incorporation or other charter document shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6. The foregoing, however, shall not in any way affect the right a holder of a share of the Series A Preferred Stock may otherwise have, pursuant to clause (ii) of the last sentence of Section 6(f)(iii), to receive Rights upon conversion of a share of the Series A Preferred Stock. If, in the case of any such consolidation, merger, sale or conveyance, the stock or other securities and property (including cash) receivable thereupon by a holder of the Common Stock includes shares of capital stock or other securities and property of a corporation other than the successor or purchasing corporation, as the case may be, in such consolidation, merger, sale or conveyance, then the certificate of incorporation or other charter document of such other corporation shall contain such additional provisions to protect the interests of the holders of shares of the Series A Preferred Stock as the Board of Directors shall reasonably consider necessary by reason of the foregoing. The provision of this Section 6(1) shall similarly apply to successive consolidations, mergers, sales or conveyances.
               (5) Section 7(a) of the Designation of Series A Convertible Exchangeable Preferred Stock, set forth in Article FOURTH, is corrected to read as follows:
     (a) Requirements of Exchange. At the Corporation’s option, all, but not less than all, of the then outstanding shares of the Series A Preferred Stock may be exchanged on any dividend payment date commencing July I, 1996, subject to certain conditions stated in the immediately following sentence, for the Corporation’s 8 1/2% Convertible Subordinated Exchange Debentures due July 1, 2012 (the “Debentures”) to be issued pursuant to an indenture (the “Indenture”) dated as of July 9, 1992 between the Company and Fidelity Bank, National Association in the form of Exhibit 4.1 to the Corporation’s Registration Statement on Form S-2 (Registration No. 33-47872), as amended, declared effective by the Securities and Exchange Commission on July 1, 1992, at an exchange rate of $100.00 principal amount of the Debentures for each share of the Series A Preferred Stock. Such exchange may be made only if, at the time of exchange (i) the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended, (ii) there shall be no dividend arrearage (including the dividend payable on the date of exchange) on the shares of the Series A Preferred Stock, and (iii) no Event of Default (as defined in the Indenture) under the Indenture shall have occurred and be continuing. In the event that such exchange would result in the issuance of a Debenture in a principal amount which is not an integral multiple of $25, the difference between such principal amount and the highest integral multiple of $25 (which may be zero) which is less than such principal amount shall be paid to the holder in cash.
          C. Designations of Series B Junior Participating Preferred Stock.
     Section 6 of the Designations of Series B Junior Participating Preferred Stock, set forth in Article FOURTH, is corrected to read as follows:
     Section 6. Liquidation. Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series B Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except distributions made ratably on the Series B Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of ail such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the shares of Common Stock payable in shares of shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
          D. Article SEVENTH.
Article SEVENTH is corrected to read as follows:
     SEVENTH: In addition to the powers conferred by statute the board of directors is expressly authorized to (a) make, alter, amend and repeal the bylaws and (b) have one or more offices outside of Delaware and keep the books and records of the corporation in any of such offices, except as prohibited by law.
     The stockholders shall have no preemptive right to subscribe to any stock of the corporation.
          E. Article EIGHTH.
Article EIGHTH is corrected to read as follows:
     EIGHTH: No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this article Eighth shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.
          IN WITTNESS WHEREOF, said Westmoreland Coal Company has caused this Certificate to be signed by W. Michael Lepchitz, its Vice President, General Counsel and Secretary this 5th day of October, 2004.

WESTMORELAND COAL COMPANY
By:	/s/ W. Michael Lepchitz
W. Michael Lepchitz
Vice President, General Counsel and Secretary

CERTIFICATE OF CORRECTION
TO THE
CERTIFICATE OF DESIGNATION OF SERIES A CONVERTIBLE
EXCHANGEABLE PREFERRED STOCK OF
WESTMORELAND COAL COMPANY
     Westmoreland Coal Company, a corporation organized and existing under and by virtue of the General Corporation Law of the Stale of Delaware,
     DOES HEREBY CERTIFY:
     1. The name of the corporation is Westmoreland Coal Company.
     2. A Certificate of Designation of Series A Convertible Exchangeable Preferred Stock (the “Certificate”) was filed with the Secretary of Slate of the State of Delaware on July 8, 1992, and said Certificate requires correction as permitted by subsection (f) of Section 103 of The General Corporation Law of the State of Delaware.
     3. The inaccuracies or defects of said Certificate to be corrected are as follows:
          A. In the third sentence of Section 4(a), the misspelled word “immediatley” was inadvertently inserted in the clause “shall become effective immediatley after such event” in lieu of the correctly spelled word “immediately”.
          B. In the provisions to Section 5(b), the word “or” was inadvertently inserted between the words “certificate” and “incorporation” in lieu of the word “of”.
     4. The following provisions of the Certificate are corrected to read as follows:
          A. Section 4(a) is corrected to read as follows:
               (a) In addition to the voting rights provided in Section 4(b), 7(b) or 9, and as required by law, the holders of shares of the Series A Preferred Stock shall be entitled to vote on any matter on which the holders of the Common Stock of the Corporation shall be entitled to vote, and when voting on matters on which the holders of Common Stock of the Corporation are entitled to vote, each share of the Series A Preferred Stock shall entitle the holder thereof to four votes. In the event the Corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding (which in the case of (i) above shall include such shares of Common Stock payable pursuant to such dividend) immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. An adjustment made pursuant to the immediately preceding sentence shall become effective immediately after such event. When the holders of the Series A Preferred Stock vote on any matter as members of a class which does not include the holders of Common Stock, the holders of Series A Preferred Stock shall be entitled to an aggregate number of votes which is in the same proportion to the total number of class votes as the aggregate liquidation preference of the outstanding shares of Series A Preferred Stock bears to the aggregate liquidation preference of all shares of capital stock in the class; and each holder of Series A Preferred Stock shall be entitled to his or her proportionate share of the aggregate number of votes to which the holders of Series A Preferred Stock are entitled.

          B. Section 5(b) is corrected to read as follows:
               (b) For purposes of this Section 5, a distribution of assets in any dissolution, winding up or liquidation shall not include (i) any consolidation or merger of the Corporation with or into any other corporation, (ii) any dissolution, liquidation, winding up or reorganization of the Corporation immediately followed by reincorporation of another corporation or (iii) a sale or other disposition of all or substantially all of the Corporation’s assets to another corporation; provided, however, that, in each case, effective provision is made in the certificate of incorporation of the resulting and surviving corporation or otherwise for the protection of the rights of the holders of shares of the Series A Preferred Stock.
     IN WITNESS WHEREOF, said Westmoreland Coal Company has caused this Certificate to be signed by W. Michael Lepchitz, its Vice President, General Counsel and Secretary, this 15th day of October, 2004.

WESTMORELAND COAL COMPANY
By:	/s/ W. Michael Lepchitz
W. Michael Lepchitz
Vice President, General Counsel and Secretary

CERTIFICATE OF CORRECTION
TO THE
CERTIFICATE OF DESIGNATIONS OF SERIES B JUNIOR
PARTICIPATING PREFERRED STOCK OF
WESTMORELAND COAL COMPANY
     Westmoreland Coal Company. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.
     DOES HEREBY CERTIFY:
     1. The name of the corporation is Westmoreland Coal Company.
     2. A Certificate of Designations of Series B Junior Participating Preferred Stock (the “Certificate”) was filed with the Secretary of State of the State of Delaware on February 1. 1993, and said Certificate requires correction as permitted by subsection (f) of Section 103 of The General Corporation Law of the State of Delaware.
     3. The inaccuracy or defect of said Certificate to be corrected is as follows:
          In Section 4(A)(iv) the word “on” was inadvertently omitted between the words “ranking” and “a parity”.
     4. Section 4(A)(iv) of said Certificate is corrected to read as follows:
          (iv) redeem or purchase or otherwise acquire for consideration any shares of Series B Preferred Stock, or any shares of stock ranking on a parity with the Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
     IN WITNESS WHEREOF, said Westmoreland Coal Company has caused this Certificate to be signed by W. Michael Lepchitz, its Vice President, General Counsel and Secretary, this 15th day of October, 2004.

Westmoreland Coal Company
By:	/s/ W. Michael Lepchitz
W. Michael Lepchitz
Vice President, General Counsel and Secretary